Exhibit 99.5

SHAREHOLDERS AGREEMENT

– by and among –

ALGONQUIN POWER & UTILITIES CORP.

ABENGOA-ALGONQUIN GLOBAL ENERGY SOLUTIONS B.V.

– and –

ATLANTICA YIELD PLC

dated as of 5 March 2018

i

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made on 5 March 2018 by and among ALGONQUIN POWER & UTILITIES CORP. (“AQN”), a company incorporated under the federal laws of Canada, ABENGOA-ALGONQUIN GLOBAL ENERGY SOLUTIONS B.V. (“AAGES”), a private company with limited liability incorporated under the laws of the Netherlands, and ATLANTICA YIELD PLC (the “Company” or “AY”), a public limited company incorporated and registered in England and Wales.  Each of AQN, AAGES and the Company are referred to herein as a “Party,” and together as the “Parties”.

RECITALS

A.	AAGES is a global utility infrastructure company jointly owned by a Subsidiary of AQN and a Subsidiary of Abengoa, S.A. (“ABG”).

B.
As of the Effective Date, a Subsidiary of AAGES shall acquire from ACIL Luxco 1, S.A., a company incorporated in Luxembourg (“ABG Seller”), and shall own that number of issued ordinary shares of US$0.10 each in the capital of the Company representing twenty-five per cent (25%) of the Company’s issued share capital (collectively, the “Initial Shares”).

C.
AQN holds an option and right of first refusal pursuant to which it (or its assignee) may acquire from ABG Seller any or all additional issued ordinary shares of US$0.10 each in the capital of the Company owned by ABG Seller as of the date hereof, which as of the date hereof represent approximately sixteen point forty seven per cent (16.47%) of the Company’s issued share capital, together with any shares into which or for which any or all of such shares may be changed or exchanged in connection with any change in the Company’s capital stock by reason of any split-up, reclassification, recapitalization, combination, exchange or similar occurrence (collectively, the “Option Shares”).

D.
Upon the date hereof an effective upon the Effective Date, each of AQN and AAGES is entering into a separate right of first offer agreement with the Company, pursuant to which AQN and AAGES are granting to the Company certain rights with respect to certain infrastructure assets constructed from time to time by AQN or its Subsidiaries (other than AAGES and its Subsidiaries) or AAGES or its Subsidiaries, respectively, and in connection with the foregoing, the Parties desire to set forth certain additional agreements as to the relationship between AQN, AAGES, and their respective Subsidiaries, on the one hand, and the Company, on the other hand.

E.
In connection with the foregoing, the Parties desire to set forth certain rights and obligations of the Parties. The Parties acknowledge and agree that it is not the purpose of this Agreement or the rights contemplated hereby to grant, nor the intent of the Investor Parties to acquire (individually or collectively) pursuant to such rights, directly or indirectly, Control over the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions.  For purposes of this Agreement, the following terms used herein will have the following meanings when used with initial capitalization, whether singular or plural:

“80% Pay-Out Ratio” has the meaning set forth in Clause 2.2(a).

“AAGES” has the meaning assigned in the preamble, and includes a permitted successor and assignee thereof under Clause 10.8.

“AAGES ROFO Agreement” means that certain Right of First Offer Agreement dated as of the date hereof and effective upon the Effective Date, pursuant to which AAGES has granted to the Company certain rights with respect to the direct or indirect acquisition of certain assets and/or interests in certain assets of AAGES and its Subsidiaries, as such agreement may be amended, supplemented, amended and restated, or replaced from time to time.

“AAGES ROFO Interest” means any asset and/or direct or indirect interest in any asset that may be acquired by the Company or any Subsidiary thereof under the AAGES ROFO Agreement.

“ABG” has the meaning assigned in the recitals.

“ABG ROFO Agreement” means that certain Right of First Offer Agreement dated December 9, 2014, as amended, pursuant to which ABG has granted to the Company certain rights with respect to the direct or indirect acquisition of certain assets and/or interests in certain assets of ABG and its Subsidiaries, as such agreement may be further amended, supplemented, amended and restated, or replaced from time to time.

“ABG ROFO Interest” means any asset and/or direct or indirect interest in any asset that may be acquired by the Company or any Subsidiary thereof under the ABG ROFO Agreement.

“ABG Seller” has the meaning assigned in the recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person, provided that (a) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Investor Party, nor vice versa, and (b) AQN and each of its Affiliates shall be deemed to be Affiliates of AAGES and each of its Subsidiaries, and vice versa, so long as AQN and its Affiliates in the aggregate (i) own or have the right to exercise at least fifty per cent (50%) of the total voting rights attached to Equity Securities of AAGES, or (ii) hold rights to appoint at least fifty per cent (50%) of the positions then authorized to constitute the board or similar governing body of AAGES (in each case whether pursuant to relevant constitutional documents, contract or otherwise).

“Agreement” has the meaning assigned in the preamble.

“Applicable Exchange” means NASDAQ or any other stock exchange on which the Shares are then listed and traded; provided, however, that in the event that the Shares are then listed and traded on more than one such stock exchange, the Applicable Exchange shall mean the stock exchange having the highest average trading volume for the Shares over the Trading Period.

“Appointing Party” has the meaning set forth in Clause 7.1.

“AQN” has the meaning assigned in the preamble.

“AQN ROFO Agreement” means that certain Right of First Offer Agreement dated as of the date hereof and effective upon the Effective Date, pursuant to which AQN has granted to the Company certain rights with respect to the direct or indirect acquisition of certain assets and/or interests in certain assets of AQN and its Subsidiaries (other than AAGES and its Subsidiaries), as such agreement may be amended, supplemented, amended and restated, or replaced from time to time.

“AQN ROFO Interest” means any asset and/or direct or indirect interest in any asset that may be acquired by the Company or any Subsidiary thereof under the AQN ROFO Agreement.

“AY” has the meaning assigned in the preamble.

“AY Articles” means the articles of association of the Company, as amended and in effect from time to time.

“AY Board” means the board of directors of the Company.

“AY Voting Securities” means (a) the Shares and (b) any other Equity Securities of the Company that at such time give the holder thereof a non-contingent right to vote at general meetings of the Company with respect to all, or substantially all, matters, including the election of Directors.

“Business Day” means any day other than any Saturday, any Sunday or any legal holiday during which banks in London, United Kingdom are obligated or permitted to close for business.

“Cash Available for Distribution” or “CAFD” means, for any period, (a) all cash distributions received by the Company from its Subsidiaries during such period, minus (b) all cash expenses of the Company, including debt service and general and administrative expenses, due and/or payable by the Company during such period.

“Change of Control” means a transaction, event or series of transactions or events by which any Person (or Persons Acting In Concert) who did not previously exercise Control over AQN acquires or otherwise becomes able to exercise such Control.

“Closing Price” means, with respect to any Equity Security that is then listed and traded on any stock exchange, the U.S. dollar price of the last transaction of such Equity Security completed during regular trading hours on the day to which such price relates, as derived from the website of such stock exchange on which such Equity Securities are listed and traded or, if not available on such website, from Bloomberg.

“Confidential Information” means information relating to (i) this Agreement and (ii) a Party or any Affiliate thereof of a confidential nature that is obtained in connection with this Agreement or any transaction contemplated hereby, or that is otherwise expressly designated in writing by such party as confidential; provided, however, that Confidential Information shall not include: (a) any information that is contained in public records, public filings or is otherwise publicly disclosed or available other than as the result of a breach of this Agreement; or (b) any information disclosed to the applicable Party on a non-confidential basis from a source independent of the other Party, its Affiliates, and their respective representatives, who such Party reasonably believes obtained and disclosed such information without breach of any obligation of confidentiality.

“Control” or “control” means, with respect to a Person, where another Person (or Persons Acting In Concert), possesses, directly or indirectly, whether pursuant to relevant constitutional documents, contract or otherwise, (a) the power to exercise at least a majority of the ordinary voting rights in such Person, or (b) the power to appoint a majority of the members of the board of directors or other governing body of such Person.

“Director” means a director of the Company.

“Effective Date” means the date on which the sale and purchase of the Initial Shares is completed.

“Equity Securities” means “equity securities” as defined in the Companies Act 2006 (as amended from time to time).

“Initial Funding Commitment” has the meaning set forth in Clause 3.6.

“Initial Funding Commitment Amount” means US$100,000,000.

“Initial Shares” has the meaning assigned in the recitals.

“Investor” means any of: (a) AQN, so long as AQN and its Affiliates in the aggregate hold at least ten per cent (10%) of the total voting rights attached to all AY Voting Securities; and (b) AAGES, so long as AAGES and its Affiliates in the aggregate hold at least ten per cent (10%) of the total voting rights attached to all AY Voting Securities, and “Investors” means both of them.

“Investor Nominee” means, with respect to any Investor, a Director appointed by such Investor or by any Affiliate of such Investor.

“Investor Party” means an Investor and each of its Affiliates (which, for the avoidance of doubt, shall not include the Company or any of its Subsidiaries), and “Investor Parties” means each Investor and each of their Affiliates taken together.

“Investor Party Designees” means the individuals so named on Schedule 2.1.

“Investor Party Representative” has the meaning set forth in Clause 7.1.

“Investor Shareholder” means an Investor or its Affiliate which holds AY Voting Securities.

“Option Shares” has the meaning assigned in the recitals.

“Party” has the meaning assigned in the recitals.

“Percentage Interest” means, with respect to any class or classes of AY Voting Securities, and as to any Investor Party as of any date of determination, the quotient (represented as a percentage) obtained by dividing (a) the number of voting rights attached to the AY Voting Securities then held by such Investor Party and its Affiliates by (b) the number of total voting rights attached to all AY Voting Securities then outstanding.

“Person” means any natural person, firm, trust, partnership, limited partnership, company or corporation (with or without share capital), joint venture, sole proprietorship, governmental authority or other legal entity of any kind.

“Persons Acting In Concert” means, in relation to a Person, the Persons which actively cooperate through the acquisition by them of shares in that Person or a holding company of that Person, pursuant to an agreement or understanding (whether formal or informal), with a view to obtaining or consolidating Control of that Person.

“Relevant Portion” means the individuals so named on Clause 4.2(b).

“Required Funding Amount” has the meaning set forth in Clause 3.6.

“Resigning Directors” means the individuals so named on Schedule 2.1.

“Shares” means ordinary shares in the share capital of the Company.

“Standstill Percentage” means:

(a)           if and so long as AAGES is an Affiliate of AQN or the Agreement terminates with respect to either AQN or AAGES, forty-one and a half per cent (41.5%); or

(b)           if and so long as AAGES is not an Affiliate of AQN and each of them remains an Investor hereunder (by virtue of each, together with its respective Affiliates, then holding in aggregate at least ten per cent (10%) of the total voting rights attached to then outstanding AY Voting Securities):

(i)            unless the notice referred to in paragraph (ii) below of this definition is delivered to the Company, such fraction of forty-one and a half per cent (41.5%) which is (A) the result of forty-one and a half per cent (41.5%) being divided up between AQN and AAGES in the proportion that the number of voting rights attached to the AY Voting Securities held by an Investor Party and its Affiliates immediately following the time AAGES ceased to be an Affiliate of AQN bears to the total number of voting rights attached to the AY Voting Securities held by all Investor Parties at such time and (B) applicable to AQN or AAGES respectively; or

(ii)           such fraction of forty-one and a half per cent (41.5%) which is (A) the result of forty-one and a half per cent (41.5%) being divided up between AQN and AAGES as may be agreed in writing at any time, on one or more occasions, between AQN and AAGES, with written notice of the foregoing delivered promptly by the Investors to the Company and (B) applicable to AQN or AAGES respectively, and for the avoidance of doubt, in no case shall the aggregate Standstill Percentage of the Investors exceed forty-one and a half per cent (41.5%) except by prior written agreement of the Company.

“Standstill Period” means, with respect to any Investor and its Affiliates, the period commencing on the Effective Date and ending the earliest of (a) delivery of a notice by such Investor under Clause 2.1(d), 2.2(b), or 3.5(a), (b) termination of this Agreement pursuant to Clause 8.2(a), and (c) termination of the rights and obligations under this Agreement as between the Company and such Investor and its Affiliates pursuant to Clause 8.2(b).

“Subsidiary” means, with respect to any Person, an Affiliate thereof that is Controlled by such Person.

“Trading Period” has the meaning set forth in Clause 3.4(a).

1.2          Gender and Number.  Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing individuals shall include all Persons and vice versa.

1.3          Subdivisions and Headings.  The division of this Agreement into Articles, Clauses, Schedules and other subdivisions and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer.  Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Clause or Schedule are to the applicable article, clause or schedule of this Agreement.

1.4          Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

1.5          Joint and Several Liability.  Any provision of this Agreement which is expressed to bind an Investor or any Affiliate thereof shall bind such Investor and all of its Affiliates jointly and each of them severally.

1.6          Documents. References to any document (including this Agreement) or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.7          Legal Terms. References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.8          Affiliates. Where any provision of this Agreement is expressed to or purports to impose any obligation on any Affiliate of any Investor, then such provision shall be construed as requiring such Investor to procure that its Affiliate complies with the relevant obligation. Where any provision of this Agreement is expressed to or purports to confer any right on any Affiliate of any Investor, then such right shall be enforceable by such Investor on the same basis as if such right were expressed to be conferred on such Investor.

1.9          Effectiveness of Agreement.  This Agreement shall be valid and binding on the Parties upon execution and delivery of this Agreement by each Party; provided, however, that the provisions of this Agreement shall be effective only upon the Effective Date.  In the event that the Effective Date has not occurred on or prior to 16 March 2018 (or such later date as may be agreed in writing by the Parties), this Agreement shall be terminated automatically without action by any Party and shall be void and of no effect, without liability to any Party.

ARTICLE 2
GOVERNANCE; DIVIDENDS

2.1          Appointment of Directors.

(a)           Upon delivery to the Company of the resignation of a Resigning Director or the effectiveness of any removal of such Resigning Director from the AY Board, the Investor Shareholder that then holds at least twenty-five per cent (25%) of the Shares shall appoint the Investor Party Designee set forth opposite such Resigning Director’s name on Schedule 2.1 to fill the vacancy created by the resignation of such Resigning Director.

(b)           From and after the Effective Date, if and to the extent provided in the AY Articles in effect from time to time, each Investor Shareholder that then holds AY Voting Securities shall have the right to appoint to the AY Board the maximum number of Directors that corresponds to such Investor Shareholder’s Percentage Interest of the total voting rights attached to the then outstanding AY Voting Securities; provided, however, that the maximum number of Directors that any and all Investor Parties, in the aggregate, shall have the right to appoint to the AY Board pursuant to the AY Articles shall be limited in any event to the lesser of (i) such number of Directors as corresponds to forty-one and a half per cent (41.5%) of AY Voting Securities and (ii) no more than fifty per cent (50%) of the AY Board less one, provided, however, that in each case where fifty per cent (50%) of the AY Board is not a whole number, such number shall be rounded up to the next nearest whole number.

(c)           Subject to applicable law, the AY Articles and such conflict of interest policies and rules as may be adopted by the AY Board with respect to matters in which a conflict of interest reasonably may be determined to exist:

(i)            all information provided to any Director by or on behalf of the Company shall be disseminated among all Directors in a non-discriminatory manner, without prejudice to the Investor Nominees, and each Investor Nominee shall be entitled to receive all information regarding the Company and its Subsidiaries that is otherwise available to other Directors;

(ii)           at all times during which an Investor and/or its Affiliates hold in aggregate twenty-five per cent (25%) or more of the AY Voting Securities and such Investor or its Affiliate has appointed (and continues to have the right to appoint) one or more Directors, at least one Investor Nominee of such Investor shall be given an opportunity to be, and, if he/she accepts such opportunity, shall be, elected to any committee of Directors (except for the audit committee and related party transaction committee); provided that ownership of less than twenty-five per cent (25%) of the AY Voting Securities shall not preclude any Investor Nominee from serving on any committee of Directors, and any such Investor Nominees shall be given the same consideration in relation to serving on any such committee as is given to Directors generally;

(iii)          no action of the AY Board shall be taken by Directors’ written resolution unless all of the Investor Nominees who would have been entitled to vote on such resolution if it had been proposed at a meeting of the Directors have: (A) signed one or more copies of it; or (B) otherwise indicated their agreement to it in writing; and

(iv)          if, for any reason, and so long as an Investor or its Affiliate has the right to appoint one or more Directors but no such Director is then serving on the AY Board, such Investor shall be entitled to designate one individual to attend all meetings of the AY Board which a Director would have been entitled to vote at if he/she had been appointed by such Investor and of any committee thereof (except for the audit committee and related party transaction committee) as an observer and receive copies of all materials provided to Directors with respect to any such meeting or any written consent or resolution in lieu of such a meeting, further provided that such observer signs customary confidentiality undertakings and complies with the Company’s policies and procedures as and in the manner the Company may request acting reasonably.

(d)           Subject to Clause 2.1(e), any Investor shall have the right to terminate the obligations and restrictions applicable to such Investor and its Affiliates under this Agreement, without liability to any Party, immediately upon written notice to other Parties, if at any time:

(i)            the AY Articles are amended in a manner that adversely affects the rights of such Investor (or any Affiliate thereof) to appoint Directors, as such rights exist under the AY Articles as of the Effective Date, unless such Investor or any Affiliate thereof voted in favor of such amendment; or

(ii)           except to the extent necessary to comply with applicable law or any order, decree, decision or judgment of any court, tribunal, arbitrator, governmental agency or regulatory body, or where the AY Articles are amended upon a valid proposal made by a shareholder of the Company, the Company or the AY Board takes any action in violation or contravention of the rights of such Investor (or any Affiliate thereof) specified in Clause 2.1(c), provided that such Investor gives notice to the Company reasonably requiring it to remedy such violation or contravention and the Company or AY Board fails to remedy such violation or contravention within twenty (20) Business Days of the Company receiving such notice.

(e)           Termination of the obligations and restrictions applicable to an Investor and its Affiliates in accordance with Clause 2.1(d) shall not release such Investor and its Affiliates from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

2.2          Dividends.

(a)           The AY Board by resolution adopted in January 2018 confirmed that it is the objective of the Company to pay dividends on the Shares in an amount equal to eighty per cent (80%) of CAFD (the “80% Pay-Out Ratio”), and prior to the Effective Date has not rescinded, replaced or otherwise modified such resolution.

(b)          Subject to Clause 2.2(c), any Investor shall have the right to terminate the obligations and restrictions applicable to such Investor and its Affiliates under this Agreement, without liability to any Party, immediately upon written notice to the Company, if at any time:

(i)            the AY Board confirms by resolution, public announcement or otherwise, a pay-out ratio objective that is lower than the 80% Pay-Out Ratio; or

(ii)           the AY Board does not confirm any pay-out ratio objective, as a percentage of CAFD, by resolution at least once during any period of more than fourteen (14) consecutive months; or

(iii)          the Company or the AY Board, other than reasonably in accordance with its ordinary course practices with respect to stated dividends or reasonably in accordance with principles of prudent management with respect to the Company’s existing business, takes or omits to take any action that is reasonably within its control, and such action or omission prevents the Company from lawfully declaring dividends substantially in accordance with the 80% Pay-Out Ratio, and the Company or the AY Board, as applicable, fails to remedy such occurrence within sixty (60) days following receipt by the Company of written notice thereof from an Investor.

(c)           Termination of the obligations and restrictions applicable to an Investor and its Affiliates in accordance with Clause 2.2(b) shall not release such Investor Parties from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

ARTICLE 3
CERTAIN ACQUISITIONS OF COMPANY SECURITIES

3.1          Acknowledgement of Company Funding Rights.

(a)           The Parties acknowledge that the Company may from time to time raise funding by way of issue and allotment of Equity Securities or loan notes, commercial borrowing arrangements or other borrowing or financing arrangements, as, and on such terms and conditions as, the Company may determine at its sole discretion, subject to applicable law, the AY Articles, and this Agreement.

(b)           For the avoidance of doubt, the foregoing does not constitute consent to any matter by any Party (or of any of its Affiliates) as a shareholder of the Company or otherwise.

3.2          Preemptive Rights.

(a)           Subject to applicable law and the AY Articles, and subject to Clause 3.2(b) and Article 4, if the Company proposes allotment and issue of Equity Securities:

(i)            AQN and/or any Affiliate thereof designated in writing by AQN (collectively, in such proportions as determined by AQN) shall have and are hereby granted the right (but not the obligation) to subscribe in cash, in each case at the per Equity Security subscription price determined pursuant to Clause 3.4 (subject to the conditions set out at Clause 3.4), for Equity Securities of the Company in the amount of up to one hundred per cent (100%) of any proposed allotment or issue of Equity Securities of the Company (or applicable portion thereof), if the purpose of such allotment or issue (or any portion thereof) is to fund the acquisition of an AQN ROFO Interest (in accordance with the terms and conditions of the AQN ROFO Agreement) by the Company or any of its Subsidiaries;

(ii)           AAGES and/or any Affiliate thereof designated in writing by AAGES (collectively, in such proportions as determined by AAGES) shall have and are hereby granted the right (but not the obligation) to subscribe in cash, in each case at the per Equity Security subscription price determined pursuant to Clause 3.4 (subject to the conditions set out at Clause 3.4), for:

(A)           Equity Securities of the Company in the amount of up to one hundred per cent (100%) of any proposed allotment or issue of Equity Securities of the Company (or applicable portion thereof), if the purpose of such allotment or issue (or any portion thereof) is to fund the acquisition of an AAGES ROFO Interest by the Company or any of its Subsidiaries; and/or

(B)           Equity Securities of the Company in the amount of up to sixty‑six per cent (66%) of any proposed allotment or issue of Equity Securities of the Company (or applicable portion thereof) if the purpose of such allotment or issue (or any portion thereof) is to fund the acquisition of an ABG ROFO Interest by the Company or any of its Subsidiaries; and

(iii)          in relation to any proposed allotment or issue of Equity Securities of the Company or portion thereof not described in Clause 3.2(a)(i) or Clause 3.2(a)(ii), any Investor Shareholder and/or any Affiliate thereof designated in writing by the Investor whose Affiliate such Investor Shareholder is (collectively, in such proportions or other matter as determined by such Investor) shall have and are hereby granted the right (but not the obligation) to subscribe in cash, in each case at the per Equity Security subscription price determined pursuant to Clause 3.4(b), for Equity Securities of the Company in the amount equal to the total amount of such allotment or issue multiplied by such Investor Party’s Percentage Interest.

(b)           Clause 3.2(a) shall not apply to:

(i)            any allotment or issue of Equity Securities proposed to be made by the Company to directors, an employee or proposed employee;

(ii)           any allotment or issue of Equity Securities proposed to be made by the Company to direct payment of a dividend in whole or in part (“distribution in specie”); or,

(iii)          any allotment or issue of Equity Securities which are to be issued and allotted in connection with any merger, consolidation or amalgamation of the Company which has been approved by the shareholders of the Company.

(c)            The rights of the Investors and their Affiliates to subscribe for and purchase Equity Securities of the Company pursuant to Clause 3.2(a), and the limitations on such rights specified in Clause 3.2(a), apply to such Investors and their Affiliates collectively, such that:

(i)            if and for so long as AAGES is an Affiliate of AQN, any one or more of such Investors may exercise the collective rights of the Investor Parties in full, but the total Equity Securities of the Company to be subscribed and purchased by all of the Investor Parties pursuant to the exercise of such rights shall not in the aggregate exceed the limitations specified in Clause 3.2(a); or

(ii)           if and for so long as AAGES is not an Affiliate of AQN, the relevant Investor may exercise the rights of such Investor and its Affiliates, but the total Equity Securities of the Company to be subscribed and purchased by such Investor and its Affiliates pursuant to the exercise of such rights shall not in the aggregate exceed the limitations specified in Clause 3.2(a) with respect to such Investor.

(d)           For the avoidance of doubt, but subject always to the Investor Parties’ rights under Clause 3.2(a), in connection with each proposed allotment or issue of Equity Securities by the Company, the AY Board may decide, in its sole discretion, whether to offer the Investor Parties or any of them the ability to subscribe for and purchase more than (i) their collective Percentage Interest of the proposed allotment, if AAGES is an Affiliate of AQN or (ii) AQN’s or AAGES’s Percentage Interest of the proposed allotment, if AAGES is not an Affiliate of AQN.

3.3          Notice Requirements.

(a)           To the extent permitted by applicable law, the Company shall give the applicable Investors specified in Clause 3.2(a) written notice of any proposed offering of Equity Securities by the Company no less than twenty (20) calendar days prior to the earlier of the funding thereof and the execution of any subscription agreement with respect thereto, which notice shall include, to the extent available and applicable:

(i)            in the case of a registered public offering, a draft copy of the prospectus included in the registration statement or similar offering documents to be filed in respect of such offering or, in the case of an offering exempt from registration, the draft private placement memorandum or similar offering documents in respect of such offering;

(ii)           a description of the anticipated amount of Equity Securities, the price thereof, and all other material terms upon which the Company offers to sell such Equity Securities; and

(iii)          the number of Equity Securities that such Investor is entitled to purchase pursuant to Clause 3.2(a).

(b)           An Investor (or its Affiliate designee) shall give the Company written notice of its election to subscribe for any such Equity Securities, and the amount thereof, within ten (10) calendar days after the date of the Investor’s receipt of written notice of such proposed offering, including the price thereof, pursuant to Clause 3.3(a).

3.4          Subscription Price.

(a)           If any Investor or its Affiliate designee notifies the Company that such Investor and/or any of its Affiliates in the aggregate intend to subscribe pursuant to Clause 3.2(a)(i) or Clause 3.2(a)(ii) (as applicable) for fifty per cent (50%) or more of an offering of Equity Securities that are then listed and traded on a stock exchange, the price per Equity Security for all Persons that participate in such offering (including such Investor and its Affiliates) will be equal to ninety-seven per cent (97%) of the U.S. dollar volume-weighted average Closing Price per Equity Security on the Applicable Exchange over the twenty (20) Applicable Exchange trading days immediately preceding the date of such Investor’s receipt of notice of such proposed offering (the “Trading Period”). If a Closing Price, as derived from the website of the Applicable Exchange or Bloomberg (as applicable) is not in U.S. dollars, the Closing Price shall be converted into U.S. dollars at the exchange rate displayed on the website of the Applicable Exchange (or, if not available on such website, from Bloomberg) as at close of business on the last day of the Trading Period (or if such rate is not displayed on such day, on the immediately preceding day on which such rate is displayed).

(b)           Other than as set out at Clause 3.4(a), the price per Equity Security for all Persons that participate in such offering, including such Investor and its Affiliates, will be determined by the Company at its absolute discretion and will be the same for all such Persons.

3.5          Authorizing Action.

(a)           The Parties acknowledge that the currently effective disapplication to the Company of pre-emption rights under Section 561(1) of the Companies Act 2006 is limited in amount and time and that, under the AY Articles and applicable law, the rights of the Investors under Clauses 3.2(a)(i) and 3.2(a)(ii) are subject to such limitations.  Notwithstanding the foregoing, and subject to Article 4, if at any time the Company allots or issues Equity Securities and, as a result of limitations imposed by applicable law or the AY Articles (including as a result of any failure to have disapplied pre-emption rights during such time period and sufficient in amount), any Investor or Affiliate thereof is unable to fully exercise the rights under Clauses 3.2(a)(i) and 3.2(a)(ii) that such Investor or Affiliate thereof would be entitled to exercise in the absence of such limitations, such Investor shall have the right to terminate the obligations and restrictions applicable to such Investor and its Affiliates under this Agreement, without liability to any Party, immediately upon written notice to the Company.

(b)           Termination pursuant to Clause 3.5(a) of the obligations and restrictions applicable to an Investor and its Affiliates shall not release such Investor Parties from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

3.6          Initial Funding Commitment.

Subject to Clause 4.2(b), if:

(a)           AAGES is an Affiliate of AQN, then, subject to the approval of the board of directors of AQN to provide such funding to AAGES, AAGES hereby undertakes to provide (itself or through a Subsidiary), or

(b)           AAGES is not an Affiliate of AQN, then, subject to the approval of the board of directors of AQN to provide such funding to the Company, AQN hereby undertakes to provide (itself or through a Subsidiary), and the Company undertakes to accept, funding required by the Company for the acquisition of assets and/or interests therein by the Company or its Subsidiaries in one or more transactions during 2018 and 2019 (the “Required Funding Amount”) up to the Initial Funding Commitment Amount (the “Initial Funding Commitment”) by way of subscription for Shares (or other Equity Securities agreed by AAGES or AQN, as applicable) of the Company in accordance with the provisions of Clause 3.2(a), including the obligation to subscribe for any portion of the offered Shares or other agreed Equity Securities that have not been accepted by any other shareholder of the Company and participation in each round of offering of Shares or other agreed Equity Securities until the amount funded by AAGES or AQN, as applicable (or their Subsidiaries) reaches the lesser of (A) the Required Funding Amount and (B) the Initial Funding Commitment Amount.

ARTICLE 4
STANDSTILL

4.1          Standstill.

(a)           During the Standstill Period, except as provided in Clause 4.2, no Investor shall, and each Investor shall procure that no Affiliate of such Investor shall, directly or indirectly and either alone or together, by any manner acquire or seek to acquire (or agree to, offer to, accept an option or offer to, or enter into any discussions or agreements to, acquire), whether by purchase, contract or otherwise, any ownership interests or voting rights (or rights or options to acquire such interests or rights) in any AY Voting Securities if the acquisition of the number of the voting rights attached to such AY Voting Securities by such Investor and/or any of its Affiliates, directly or indirectly, when added to the number of the voting rights attached to all AY Voting Securities then held by such Investor and/or its Affiliates, in the aggregate, would result in such Investor and/or its Affiliates holding, directly or indirectly, in the aggregate more than the Standstill Percentage of the total voting rights attached to all then outstanding AY Voting Securities.

(b)           Notwithstanding the foregoing, any Investor Party may at any time acquire (and agree to, offer to, accept an option or offer to, or enter into any discussions or agreements to, acquire), whether by purchase, contract or otherwise, from any other Investor Party any ownership interests or voting rights (or rights or options to acquire such interests or rights) in any AY Voting Securities, so long as (i) the aggregate Percentage Interest of all Investor Parties, collectively, does not exceed forty-one and a half per cent (41.5%), except as provided in Clause 4.2, and (ii) promptly following such acquisition, the Investors deliver to the Company written notice of any reallocation between them of the aggregate Standstill Percentage of forty-one and a half per cent (41.5%)  as may be required such that no Investor Party is in violation of Clause 4.1(a) as a result of such acquisition.

(c)           In no case shall the existence of any option or agreement to acquire all or any portion of the Option Shares, or any discussion of any of the foregoing, constitute a violation of this Agreement.

4.2          Temporary Limited Exceptions.

(a)           Subject to Clause 4.2(b), in the event that as a result:

(i)            the acquisition of all or any portion of the Option Shares or of any voting rights attached to any Option Shares; and

(ii)           the exercise of subscription rights as part of the Initial Funding Commitment,

an Investor and/or its Affiliates hold in the aggregate more than the Standstill Percentage of the total voting rights attached to all then outstanding AY Voting Securities, such Investor will not be in breach of Clause 4.1(a), but until the aggregate Percentage Interest of such Investor and its Affiliates of the total voting rights attached to all then outstanding AY Voting Securities is again equal to or below the Standstill Percentage, such Investor shall not, and such Investor shall procure that its Affiliates shall not, directly or indirectly, acquire any additional AY Voting Securities, whether through subscription from the Company, open market purchases, or any other transaction, other than as described in subclauses (i) and (ii) of this Clause 4.2(a).

(b)           If the exercise of the rights of an Investor and its Affiliates to subscribe for AY Voting Securities as part of the Initial Funding Commitment may result in such Investor and/or its Affiliates holding in the aggregate more than the Standstill Percentage of the total voting rights attached to all AY Voting Securities outstanding immediately following the allotment or issue, the Company may give notice to such Investor that such Investors and their Affiliates may subscribe for up to such portion of AY Voting Securities (the “Relevant Portion”) that would be necessary to procure that the number of the voting rights attached to AY Voting Securities that would be held by the Investors and their Affiliates, in the aggregate, immediately following such allotment or issue would not exceed forty six per cent (46%) of the total voting rights attached to all AY Voting Securities that would be outstanding immediately following such allotment or issue. Upon receipt of such notice such Investor shall not, and shall procure that its Affiliates shall not, subscribe for more than the Relevant Portion.

(c)           If AAGES is not an Affiliate of AQN, the exception set forth in Clause 4.2(a) and the further limitation set forth in Clause 4.2(b) applies:

(i)            if the acquisition of all or any portion of the Option Shares occurred prior to AAGES ceasing to be an Affiliate of AQN, to all Investors; or

(ii)           if the acquisition of all or any portion of the Option Shares occurred after, but not prior to, AAGES ceasing to be an Affiliate of AQN, to AAGES or AQN which, or the Affiliate of which, holds the Option Shares (as applicable).

(d)          Notwithstanding Clause 4.1(a), in the event that the Company takes any action that reduces the number of the then outstanding AY Voting Securities and, as a result of such action, an Investor and/or its Affiliates then hold in the aggregate more than the Standstill Percentage of the total voting rights attached to all then outstanding AY Voting Securities, such Investor will not be in breach of Clause 4.1(a); provided, however, that until the aggregate Percentage Interest of such Investor and its Affiliates of the total voting rights attached to all then outstanding AY Voting Securities is again equal to or below the Standstill Percentage, such Investor shall not, and such Investor shall procure that its Affiliates shall not, directly or indirectly, acquire any additional AY Voting Securities, whether through subscription from the Company, open market purchases, or any other transaction, other than as described in subclauses (i) and (ii) of Clause 4.2(a).

4.3          Additional Terms.

(a)           This Agreement does not restrict the ability of any Investor Party to acquire additional Equity Securities of the Company from any third party, through the public markets or otherwise, so long as such acquisition is not in breach of Clauses 4.1 and 4.2.

(b)          Other than limitations set forth in Clause 2.1(b) on the rights of the Investor Parties to appoint Directors to the AY Board pursuant to the AY Articles and subject to Clause 4.3(c), nothing in this Agreement shall be deemed to prohibit or restrict in any way the rights of any Investor or any Affiliate thereof to exercise any and all rights and privileges as a holder of any Equity Securities of the Company (and of voting rights attached to AY Voting Securities) that such Investor and its Affiliates are permitted to hold pursuant to Clauses 4.1 and 4.2, and the existence or exercise of such rights shall not be deemed to constitute Control, including the right to: (i) vote such AY Voting Securities in any manner in the sole and absolute discretion of such Investor or Affiliate thereof, on any and all matters; (ii) make any director nomination or shareholder proposal or support in any manner any director nomination or shareholder proposal made by any other Person; (iii) seek to have called any meeting of the shareholders of the Company; (iv) sell, transfer or exchange, or elect not to sell, transfer or exchange, any Equity Securities of the Company to any Person in any transaction whatsoever, including any merger with or tender, exchange or other offer or proposal by any Person, and encourage or discourage, or support or oppose, any such transaction or offer (other than any transaction with or offer by any Investor Party that would result in a violation of Clause 4.1 by any Investor Party); and (v) communicate in any manner with other holders of any Equity Securities of the Company.

(c)           If any Investor or its Affiliates acquire (whether through subscription, open market purchase or any other transaction) any AY Voting Securities or voting rights in breach of Clause 4.1 (subject to Clause 4.2), neither such Investor nor its Affiliates shall be able to exercise that portion of voting rights attached to AY Voting Securities (whether or not such AY Securities themselves are held by such Investor or its Affiliates) that exceeds the voting rights that such Investor and its Affiliates are permitted to hold pursuant to Clauses 4.1 and 4.2.  This Clause 4.3(c) and the rights of the Company to terminate this Agreement under Clause 8.2 shall be the sole and exclusive remedies for any breach by any Investor or its Affiliates of Clause 4.1.

(d)           For the avoidance of doubt, the obligations and limitations set forth in this Article 4 apply to an Investor and each of its Affiliates both individually and collectively, and to their aggregate holdings of the voting rights attached to AY Voting Securities, such that all voting rights attached to AY Voting Securities acquired or held by an Investor or Affiliate thereof are deemed for purposes of the limitations specified in this Article 4 to be acquired or held by such Investor and each and every Affiliate of such Investor.

(e)           This Agreement supersedes any “standstill” or similar provisions between the Company and AQN or any Affiliates thereof under any prior agreement, including those set forth in that certain Non‑Disclosure Agreement between the Company and Algonquin Power Co. dated 15 June 2017, as amended on 3 July 2017 and as further amended effective on 15 December 2017, which the Parties agree shall be terminated in its entirety promptly following execution and delivery of this Agreement.

ARTICLE 5
SUPPORTING COMMITMENTS

5.1          Impediments.  No Party shall enter into any agreement or arrangement with any Person that would prohibit, restrict, or otherwise impair the exercise of any rights or performance of any obligations of the Company or any Investor Party under this Agreement.

5.2          Certain Approvals.

(a)           In the event that the approval of any governmental, regulatory or self-regulatory securities authority is required in connection with the exercise of any Party’s rights under this Agreement, then upon written request and notice provided by such Party, the other Parties shall reasonably cooperate with the requesting Party in its efforts to obtain such approval as soon as reasonably practical to the extent such cooperation is reasonably required in order to submit any application, request, information or response that is necessary to obtain such approval.

(b)           In the event that the approval of any governmental, regulatory or self-regulatory securities authority is required in connection with the performance of any Party’s obligations under this Agreement, that Party shall use its commercially reasonable efforts to obtain all such approvals so as to permit the timely performance of such obligations.

ARTICLE 6
INFORMATION RIGHTS

6.1          Financial Information.  To the extent that the disclosure of such information is not prohibited by applicable law or the AY Articles, upon a reasonable written request of any Investor the Company shall provide such Investor with such financial statements, reports and other information that are customarily disclosed by the Company to its other shareholders, except where such information may, in the reasonable opinion of the AY Board, reasonably give rise to an actual or potential, direct or indirect, conflict of interest between the Company, on the one hand, and such Investor or its Affiliates (or any investor therein), on the other hand or the AY Board designates any such information as “commercially sensitive” or, in the reasonable opinion of the AY Board, the information is likely to cause damage to the Company or any of its Subsidiaries.  In the event of a conflict of interest, the Company will be entitled to undertake any procedure for managing such conflicts of interest or in connection with the situation or matter in question in accordance with the AY Articles and applicable law.

6.2          Tax Information.

(a)           Subject to Clause 6.2(b), the Company shall provide to the Investors:

(i)            any documents and information reasonably necessary for the Investors to calculate taxes levied by applicable taxing authorities and to file any required tax returns as required by applicable law; and

(ii)           reasonable, non‑legal advice and assistance with respect to the calculation of such taxes and filing of any applicable tax returns, in each case without any cost on the Company (other than reasonable printing and/or photocopying costs).

(b)           The Company shall not be required by Clause 6.2(a) to take any action which it considers to be materially prejudicial to its tax affairs or the tax affairs of any of its Subsidiaries.

ARTICLE 7
INVESTOR PARTY REPRESENTATIVE

7.1          Appointment. Each Investor or Investor Shareholder (any of the foregoing, an “Appointing Party”) may from time to time by written notice to the Company constitute and appoint any other Investor or Investor Shareholder as the attorney-in-fact and agent of such Appointing Party and/or of any Affiliate of such Appointing Party hereunder (each, an “Investor Party Representative”).  An Investor Party Representative so appointed shall have full power and authority to act hereunder for and in the name of each Investor Party for which such appointment is made and to do and perform every act and thing required or permitted to be done by such Investor Party in connection with this Agreement, as fully to all intents and purposes as such Investor Party might or could do in person, including taking any and all action on behalf of such Investor Party from time to time as contemplated hereunder.  Each such appointment shall remain valid and effective until such appointment is revoked by the Appointing Party by delivery of written notice thereof to the Company.

7.2          Reliance.  The Company shall be entitled to rely, without inquiry whatsoever, on any action taken, or the failure to take any action, by the Investor Party Representative hereunder, on behalf of an Investor Party for which such Investor Party Representative has been appointed.  Any such action taken by the Investor Party Representative shall be binding on the applicable Investor as fully as if such Investor had itself taken such action directly.

ARTICLE 8
TERM AND TERMINATION

8.1          Term.  Subject to Clause 8.2, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect so long as any Investor and its Affiliates continue to hold in aggregate at least ten per cent (10%) of the total voting rights attached to then outstanding AY Voting Securities.

8.2          Termination.

(a)           This Agreement shall terminate in its entirety immediately upon:

(i)            the written consent of all Parties to such termination, at any time; or

(ii)           the termination of this Agreement as to each Investor pursuant to Clause 8.2(b); or

(iii)          the termination of this Agreement as between the Company and an Investor pursuant to Clause 8.2(b) provided that at the time of such termination AAGES is an Affiliate of AQN.

(b)           All rights and obligations under this Agreement as between the Company and an Investor (and all Affiliates of such Investor) shall terminate immediately:

(i)            if such Investor and/or its Affiliates cease to hold in aggregate at least ten per cent (10%) of the total voting rights attached to then outstanding AY Voting Securities; or

(ii)           if such Investor has delivered to the Company any notice described in Clause 2.1(d), 2.2(b) or 3.5(a);

(iii)          upon mutual written consent of such Investor and the Company to such termination;

(iv)          upon written notice from the Company to such Investor if:

(A)           the Company is not then in material breach of any provisions of this Agreement and there has been a material breach of this Agreement by such Investor or any Affiliate thereof, and such breach has not been cured by such Investor or Affiliate thereof within forty (40) Business Days after such Investor’s receipt of written notice of such breach from the Company; or

(B)           with respect to AQN and its Affiliates only, a Change of Control occurs; or

(C)           provided that the Company has complied with its notice and other obligations set forth in Article 3 related to such allotment and except as required by Clause 4.2(a) or Clause 4.2(d), on three (3) occasions (whether or not consecutive and whether it is related to a failure to subscribe or purchase and pay) either (x) neither such Investor nor any Affiliate(s) thereof subscribed for Equity Securities, offered to be allotted by the Company, in the amount of at least the then-existing aggregate Percentage Interest of such Investor and its Affiliates of such allotment, or (y) such Investor or the applicable Affiliate thereof did not purchase or fully pay for when due Equity Securities of the Company for which such Investor or Affiliate thereof subscribed; or

(v)           upon written notice from such Investor to the Company if such Investor and its Affiliates are not then in material breach of any provisions of this Agreement and there has been a material breach of this Agreement by the Company, and such breach has not been cured by the Company within forty (40) Business Days after the Company’s receipt of written notice of such breach from such Investor.

(c)            All rights and obligations under this Agreement as between the Company and AQN shall terminate upon written notice from the Company to AQN at any time following the termination of the AQN ROFO Agreement pursuant to the terms of the AQN ROFO Agreement, other than any such termination resulting from a breach of the AQN ROFO Agreement by the Company.

8.3          Effect of Termination.

(a)           In the event of termination of this Agreement in its entirety as to each Party in accordance with Clause 8.2(a), this Agreement shall forthwith become void and there shall be no liability on the part of any Party except as set forth in this Article 8 and Article 9 hereof; provided, however, that termination of this Agreement shall not relieve any Party from liability for any breach of this Agreement by such Party prior to such expiration or termination.

(b)           In the event of a termination of this Agreement as to only one Investor in accordance with Clause 8.2(b) or with Clause 8.2(c):

(i)            this Agreement shall forthwith become void solely as between such Investor (and its Affiliates) and the Company and there shall be no liability on the part of such Investor to the Company, or on the part of the Company to such Investor, except as set forth in this Article 8 and Article 9 hereof; provided, however, that termination of this Agreement as to an Investor shall not relieve such Investor or the Company from liability for any breach of this Agreement by such Party prior to such expiration or termination; and

(ii)           this Agreement shall remain in full force and effect as between the other Investor (and its Affiliates) and the Company.

8.4          Effect of Ownership through Affiliates.

(a)           An Investor shall be bound by its liability and obligations hereunder and shall be entitled to exercise its rights hereunder regardless of whether such Investor holds any Equity Securities of the Company directly or through its Affiliates, provided that such Investor or one or more Persons that are then Affiliates of such Investor hold in aggregate at least ten per cent (10%) of the total voting rights attached to then outstanding AY Voting Securities.  If any Investor transfers Equity Securities of the Company to any Affiliate, or designates any Affiliate of such Investor to subscribe for and purchase Equity Securities of the Company pursuant to Clause 3.2(a), such Investor shall remain party to this Agreement as an Investor and the liability and obligations of such Investor hereunder shall not be affected, impaired, reduced or released by such transfer or designation.

(b)           All references in this Agreement to an Affiliate of a Party (or of another Person) shall be deemed to refer to a Person who at such time is an Affiliate of such Party (or of such other Person).  In the event that at any time a Person ceases to be an Affiliate of an Investor, the ownership of Equity Securities of the Company by such Person shall cease to be attributed to such Investor (and vice versa), and any rights and obligations of such Person hereunder as an Affiliate of such Investor, or of such Investor as an Affiliate of such Person, shall terminate.

ARTICLE 9
CONFIDENTIALITY

9.1          Restrictions. The Parties acknowledge that, from time to time, they may receive Confidential Information from or regarding another Party or its Affiliates in connection with this Agreement or any of the transactions contemplated hereby.  Each Party shall hold such Confidential Information in trust and confidence and shall not disclose any such Confidential Information to any Person except as may be authorized by written consent of such other Party.  Notwithstanding the preceding to the contrary, each Party shall be authorized to disclose such Confidential Information on a need to know basis, to (a) its Affiliates and to its and their respective advisors, accountants, attorneys, officers, directors, employees, and agents who are under an obligation not to disclose such information; and (b) any Persons providing financing to such Party, provided that such Person has agreed in writing to maintain the confidentiality thereof materially in accordance with the terms of this Agreement; provided, that in the case of each of the foregoing, the Party disclosing such Confidential Information shall be responsible and liable hereunder for any breach of the confidentiality terms of this Agreement by any Person to which such Confidential Information is disclosed.

9.2          Permitted Disclosures.  Notwithstanding the provisions of Clause 9.1, a Party and its Affiliates may disclose Confidential Information of another Party to the extent required by applicable law, regulation, legal process, or stock exchange rules; provided that such Party shall use commercially reasonable efforts to notify the other Party of such requirement, if permitted by applicable law or governmental authority, prior to disclosure so that such other Party may seek an appropriate protective order or other remedy.

9.3          Enforcement.  Without prejudice to any other rights or remedies which a Party may have under this Agreement, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Article 9 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Article 9.

ARTICLE 10
MISCELLANEOUS
10.1        Warranties.

(a)           Each Investor warrants to the Company, and the Company warrants to the Investors that, as at the date of this Agreement:

(i)            it is a company validly existing and is a company duly incorporated, organised and registered under the law of its jurisdiction of incorporation;

(ii)           it has the legal right and full power and authority to enter into and perform this Agreement; and

(iii)          this Agreement, when executed, constitutes valid and binding obligations on it in accordance with its terms.

(b)           The Investors further warrant to the Company that, as at the Effective Date:

(i)            A Subsidiary of AQN is the sole legal and beneficial owner of 25,054,315 Shares; and

(ii)           A Subsidiary of AQN is the sole legal and beneficial owner of fifty per cent (50%) of the Equity Securities of AAGES.

10.2        Entire Agreement.  Each of the Parties to this Agreement confirms on behalf of itself and its Affiliates that this Agreement, together with the AQN ROFO Agreement and the AAGES ROFO Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

10.3        Waiver.  The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties.  No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

10.4        Variation.  No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties.  The expression “variation” includes any variation, supplement, deletion or replacement however effected.

10.5        Counterparts.  This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

10.6        Costs.  Each Party shall pay its own costs and expenses in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

10.7        Language.  This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English.  If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail.  Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

10.8        Assignment. Except as otherwise expressly provided in this Agreement, none of the Parties may without the prior written consent of the others, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement. This Agreement shall be binding on the Parties and their respective successors and assignees.  Subject to the prior written consent of the Company which shall not be unreasonably withheld or delayed, AAGES may assign its rights and transfer its obligations hereunder to the successor to all of the assets and liabilities of AAGES pursuant to a corporate reorganization if (a) immediately following such reorganization, the ownership interests in such successor entity are held by the same Persons (or, in each case, an Affiliate thereof), and in the same proportions, as the ownership interests in AAGES were held immediately prior to such reorganization; and (b) such successor expressly agrees in writing for the benefit of the Company to be bound by this Agreement and to assume all of AAGES’s rights and obligations hereunder.

10.9        Invalidity/severance. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent it is not possible to delete or modify the provision, in whole or in part, under this Clause 10.9, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Clause 10.9, not be affected.

10.10      Notices.

(a)           A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

(i)            must be in writing; and

(ii)           must be delivered by hand, registered post, courier using an internationally recognised courier company or pre-paid recorded delivery to the address of the addressee or sent by email to the email address of the addressee in each case which is specified in this Clause 10.10(a) in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or email address or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this Clause 10.10(a). The Party, the address or email address of which has been changed, shall notify the other Parties of that change as soon as reasonably practicable.

The relevant details of each Party at the date of this Agreement are:

1. Company:

Address:	Atlantica Yield plc
Great West House, 17th Floor. GW1 Great West Road
Brentford – TW8 9DF (United Kingdom)

email:	santiago.seage@atlanticayield.com

Attention:	Chief Executive Officer

With a copy (which shall not constitute notice) to:

Address:	Atlantica Yield plc
Great West House, 17th Floor. GW1 Great West Road
Brentford – TW8 9DF (United Kingdom)

Email:	irene.hernandez@atlanticayield.com

Attention:	Chief Legal Officer

2. AQN and AAGES (for so long as AAGES is an Affiliate of AQN):

Address:	Algonquin Power & Utilities Corp.
354 Davis Road, Suite 100
Oakville, Ontario L6J 2X1
Canada

email:	Ian.Robertson@APUCorp.com

Attention:	Chief Executive Officer

With a copy (which shall not constitute notice) to:

Address:	Algonquin Power & Utilities Corp.
354 Davis Road, Suite 100
Oakville, Ontario L6J 2X1
Canada

Email:	Jennifer.Tindale@APUCorp.com

Attention:	Chief Legal Officer

And to:

Address:	Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
United States of America

Email:	jim.goettsch@huschblackwell.com

Attention:	James G. Goettsch

3. AAGES (if AAGES is not an Affiliate of AQN):

such details as AAGES notifies each other Party, and until such notice is given the details set out at paragraph 2 of this Clause 10.10(a) shall be deemed to be the details of AAGES.

(b)           In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with the following, subject to Clause 10.10(c):

(i)            in the case of a notice delivered by hand or courier, upon delivery at that address;

(ii)           in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting or at the time recorded by the delivery service; and

(iii)          in the case of email, at the time of sending provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

(c)           A notice received or deemed to be received in accordance with Clause 10.10(b) above on a day which is not a Business Day, or after 5:00 pm on any Business Day, shall be deemed to be received on the next following Business Day.

10.11      Conflicts. Nothing in this Agreement shall be construed as requiring the Company to act, or refrain from acting, in breach of the AY Articles or applicable law.

10.12      Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

10.13      Governing Law.  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

10.14      Jurisdiction.

(a)           Each Party irrevocably agrees that the courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

(b)           Each Party irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

(c)           Regardless of whether the courts of any country other than England have jurisdiction to consider a dispute falling within Clause 10.14(a), each Party irrevocably undertakes that it will neither issue nor cause to be issued originating or other process in respect to such a dispute in any jurisdiction other than England.

(d)           Each Party agrees that without preventing any other mode of service, any document in an action (including, a claim form or any other document to be served under the Civil Procedure Rules may be served on any Party by being delivered to that Party at its address for service of notices under Clause 10.10.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SIGNED BY Daniel Villalba and Santiago Seage
for and on behalf of	/s/ Daniel Villalba
ATLANTICA YIELD PLC	(Signature of authorised person)

/s/ Santiago Seage
(Signature of authorised person)

SIGNED BY Ian Robertson and Chris Jarratt	/s/ Ian Robertson
for and on behalf of	(Signature of authorised person)
ALGONQUIN POWER & UTILITIES CORP.

/s/ Chris Jarratt
(Signature of authorised person)

SIGNED BY J. Fernandez De Pierola
and B. van Dijk for and on behalf of	/s/ J. Fernanded De Pierola
ABENGOA-ALGONQUIN	(Signature of authorised person)
GLOBAL ENERGY SOLUTIONS B.V.

/s/ B. van Dijk
(Signature of authorised person)

Schedule 2.1

Resigning Directors and Investor Party Designees

Resigning Directors	Investor Party Designees
Joaquin Fernandez de Piérola Marin	Ian E. Robertson
Santiago Seage	Christopher K. Jarratt